Exhibit 10.15

DATED

(1)	VELTI PLC

(2)

SERVICE AGREEMENT

Effective from 1 January 2010

21.	DEDUCTIONS	20

22.	DATA PROTECTION	21

23.	CONTINUING PROVISIONS	21

24.	NOTICES	21

25.	WAIVER	21

26.	INVALIDITY	22

27.	GOVERNING LAW AND JURISDICTION	22

28.	PREVIOUS AGREEMENTS	22

THIS AGREEMENT is made on

BETWEEN:

(1)                                  VELTI PLC (a company incorporated in Jersey with registered number 103899) whose registered office is at 22 Grenville Street, St Helier, Jersey, JE4 8PX (the “Company”); and

(2)                                                                (the “Executive”)

IT IS HEREBY AGREED as follows:

1.                                       DEFINITIONS AND INTERPRETATION

In this Agreement, unless the context requires otherwise:

“AIM” means the AIM Market of the London Stock Exchange;

“AIM Rules” means the “AIM Rules for Companies” (including the guidance notes thereto) published by the London Stock Exchange governing interactive admission to AIM and the continuing obligations of AIM companies and their nominated advisors as may be amended from time to time:

“appointment” means the appointment of the Executive as an employee and director of the Company under this Agreement;

“Board” means the board of directors of the Company as from time to time constituted and includes any committee of the Board;

“Commencement Date” means 1 January 2010;

“EEA” means the European Economic Association;

“financial year” has the meaning given to that expression in section 390 of the UK Companies Act 2006;

“Garden Leave Period” has the meaning given to that expression in Clause 3.2;

“Group Company” any company in the Group (other than the Company);

“Group” means the Company and any holding company from time to time of the Company and any subsidiary from time to time of the Company or of any such holding company (for which purpose “holding company” and “subsidiary” have the meanings ascribed to them by section 1159 of the UK Companies Act 2006);

“Recognised Investment Exchange” has the meaning given to that expression by section 285 of the UK Financial Services and Markets Act 2000;

“subsidiary” has the meaning given in section 1159 of the UK Companies Act 2006;

“Working Day” means a day which is not a Saturday, Sunday or a public holiday in England and Wales, and for the purposes of Clauses 10.1, 18.1 and 18.4, a day which is not a Saturday, Sunday or a public holiday in England and Wales.

1.1                                 In this Agreement, unless the context requires otherwise:

(a)                                  references to Clauses are references to clauses of this Agreement;

(b)                                 headings are included for ease of reference only and shall not affect the interpretation of this Agreement;

(c)                                  the singular shall include the plural and vice versa;

(d)                                 the expression “person” shall include corporations, unincorporated associations and partnerships; and

(e)                                  any reference to any statute or statutory provision shall include that statute or statutory provision as from time to time amended, modified, replaced or re-enacted (whether before or after the date of this Agreement) and any order, regulation, instrument or other subordinate legislation made under it.

2.                                       APPOINTMENT

2.1                                 The Executive warrants and represents to the Company that he will not be in breach of any existing or any former terms of employment applicable to him whether express or implied or of any other obligation binding on him by reason of him entering into this Agreement or performing all or any of his duties and obligations under it.

2.2                                 The Company shall employ the Executive and the Executive shall serve the Company as Chief Executive Officer of the Company and director of the Company upon the terms and conditions set out in this Agreement.

2.3                                 The Executive shall, without additional remuneration, if and for so long as required by the Board make his services available to any Group Company and the Executive shall co-operate fully and follow all lawful directions and instructions from such Group Company consistent with his existing status.

2.4                                 Subject to earlier termination as provided in this Agreement, the Executive’s employment shall be for a period starting on or with effect from the Commencement Date and continuing until terminated by either party giving to the other not less than 9 months’ notice in writing of termination.

2.5                                 The Executive agrees that at its sole and absolute discretion the Company may terminate the Executive’s employment under this Agreement with immediate effect at any time (whether or not notice to terminate has already been given) by paying to the Executive in full and final settlement of all claims which he has or may have against the Company or any director, employee or agent of the Company or any Group Company under or arising out of his employment with the Company or any such Group Company, the termination of his employment or otherwise salary in lieu of the notice period referred to in Clause 2.4 above or remainder of the notice period if at the Company’s request the Executive has served part of the notice period.

2.6                                 The Company may at its discretion make such a payment as a lump sum or in equal instalments on the nominated day of the month when the Executive would normally have received his basic salary if he had worked through his notice period.

2.7                                 If the Company decides to make such payments in instalments such payments will be reduced by any remuneration earned by the Executive from alternative employment during what would have been the notice period.  The Executive agrees to notify the Company without delay if he accepts an offer of employment or any directorship and if so requested by the Company to provide supporting documentary evidence regarding his remuneration from subsequent employment.

2.8                                 The Executive’s period of continuous employment with the Company began on                                     .

3.                                       DUTIES

3.1                                 The Executive shall:

(a)                                  devote the whole of his working time and attention to the performance of his duties under this Agreement (including, where necessary, outside the Company’s normal office hours without additional remuneration);

(b)                                 use his best endeavours to promote the business and interests of the Group;

(c)                                  render his services in a professional and workmanlike manner in willing co-operation with others;

(d)                                 diligently perform the duties and exercise the powers in relation to the Group that are from time to time assigned to or vested in him by or under the authority of the Board, either alone or jointly with any other person appointed for such purpose by the Board;

(e)                                  promptly notify the Board of any matter which may come to his attention and which ought properly to be brought to the attention of the Board;

(f)                                    obey all reasonable and lawful directions given to him by or under the authority of the Board;

(g)                                 whenever required to do so by the Board, give an account to the Board (in writing, if so requested) of all matters relating to the Group for which he is responsible; and

(h)                                 comply with all rules and regulations from time to time issued by the Company and/or the Group to its employees and/or officers, so far as applicable to him.

3.2                                 Without prejudice to Clause 3.1 after notice of termination has been given by either party pursuant to Clause 2.4 or if the Executive seeks to or indicates an intention to resign as a director of the Company or terminate his employment without notice, provided that the Executive continues to be paid and enjoys his full contractual benefits until his employment terminates in accordance with the terms of this Agreement, without giving rise to any claim against the Company or any Group Company, the Company shall be entitled for all or part of the notice period to:

(a)                                  require the Executive to cease to perform all or any of his duties under this Agreement;

(b)                                 exclude the Executive from any premises of the Company or of any other Group Company other than the Company, to such extent as the Company may from time to time determine;

(c)                                  announce to employees, suppliers, customers and the London Stock Exchange that the Executive has been given notice of termination or has resigned (as the case may be), having first consulted with the Executive with a view to seeking his agreement (such agreement not to be  unreasonably withheld) to the form of announcement; and/or

(d)                                 instruct the Executive:

(i)                                     not to communicate orally or in writing with suppliers of the Group in relation to the business of the Group, or with employees, agents or representatives of the Company or any Group Company; and

(ii)                                  to communicate orally or in writing with customers of the Group only to the extent that such communication is not in relation to the business of the Group and is required for the proper discharge of the Executive’s duties as an employee of or a consultant to any person other than the Group;

until the Executive’s employment hereunder has terminated and the period during which the Executive is required to cease to perform all or any of his duties under or is excluded from any premises under this Clause 3.2 shall be referred to as the “Garden Leave Period”.

3.3                                 On commencement of the Garden Leave Period the Executive will:

(a)                                  deliver up to the Company in accordance with Clause 15.5 all property belonging to the Company and any Group Company; and

(b)                                 resign from all offices and appointments he holds in the Company and any Group Company.

3.4                                 If the Company exercises any rights it may have under Clause 3.2, the Executive may not be employed by, become a director of or consultant to, or provide services to any third party (other than as previously approved for the purposes of this Agreement) without the prior written consent of the Company (such consent not to be unreasonably withheld).

3.5                                 Whether or not the Company exercises any rights it has under Clause 3.2 during any period of notice the Executive shall make reasonable endeavours to be available to perform any of the Executive’s duties if called upon to do so by the Board.  Except as provided in Clause 3.2 this Agreement (including, without limitation, the provisions of Clause 14) shall remain in full force and effect.

4.                                       HOURS OF WORK

4.1                                 The Company’s normal working hours are from 9.00 am to 5.00 pm Monday to Friday.  However, owing to the nature of the Executive’s position his working time is unmeasured and the Executive should work such hours as are necessary to enable him to perform his duties properly.

4.2                                 The Executive hereby waives his right not to work in excess of an average of 48 hours per week under the provisions of the UK Working Time Regulations 1998, which waiver may be withdrawn by the Executive giving 3 months’ notice in writing to the Company.

5.                                       DIRECTORSHIPS

5.1                                 The Executive shall be a director of the Company and, if requested by the Board, shall become and remain a director of any Group Company as the Board may from time to time specify.  During the course of the appointment, the Executive shall not voluntarily resign from any such directorship except at the request of the Board (and if required to retire by rotation under the articles of association of the Company, shall stand for re-election) nor do or refrain from doing anything that would lead to the Executive being prevented from holding the office of director.

5.2                                 In acting as a director of the Company, the Executive shall at all times comply with the articles of association from time to time of the Company, the Companies (Jersey) Law 1991 and all other applicable laws.

5.3                                 The Executive shall resign without entitlement to compensation:

(a)                                  his office as a director of the Company on request by the Board on or at any time after termination of his employment under this Agreement; and

(b)                                 any office held by the Executive in any subsidiary of the Company on request by the Board at any time (whether during or after the appointment).

5.4                                 As security for the performance of his obligations under Clause 5.3 the Executive irrevocably appoints the Company (acting by any director) as his attorney in his name and/or on his behalf to execute and deliver the appropriate resignation documents and to take any other action necessary to give effect to such resignation of his directorship of the Company.

6.                                       PLACE OF WORK

6.1                                 The Executive shall perform his duties at any location where the Company or a Group Company has an office and in accordance with the instructions provided by the Company or Group Company.

6.2                                 The Executive shall also travel to and render his services at such locations and on such occasions as the Company may from time to time reasonably require.

7.                                       SALARY

7.1                                 The Company shall pay to the Executive during the continuance of the appointment a basic salary at the rate of €                          per annum  (or such higher rate as may from time to time be determined by the Board and notified in writing to the Executive).  The Executive’s basic salary shall accrue from day to day and shall be payable in arrears by equal monthly instalments on or before the last Working Day of each month.

7.2                                 The Executive’s basic salary shall be inclusive of any fees or other remuneration to which the Executive may be or may become entitled as a director of the Company or any other Group Company.

7.3                                 The rate of the Executive’s salary shall be reviewed by the Board annually at the beginning of each calendar year, but without thereby imposing any obligation on the Company to increase the Executive’s salary on any such review.  Any increase in salary granted on any such review shall be effective from 1 January in that year.

7.4                                 In respect of any financial year of the Company the Executive may be paid a performance related bonus (a “Bonus”) in addition to the basic salary referred to in Clause 7.1 if the Remuneration Committee in its absolute discretion so determines.  Any Bonus in respect of any financial year of the Company shall be payable to the Executive only if the appointment continues for the whole of the relevant financial year, and no Bonus shall be payable at any time after the appointment has terminated or after the Executive has given or received notice to terminate the appointment.  For the avoidance of doubt, payment of a Bonus in any one or more years shall not create any entitlement for the Executive to be paid any Bonus in any subsequent years nor will it fetter the Remuneration Committee’s discretion in any way in respect of any future award of the Bonus.

7.5                                 The Executive will be granted such share options in the Company as the Board at its absolute discretion shall determine and subject to the rules of any relevant share option scheme from time to time in force.

8.                                       EXPENSES

8.1                                 The Executive shall be reimbursed by the Company in respect of all travelling, entertaining, hotel and other expenses reasonably and properly incurred by him in carrying out his duties under this Agreement and vouched for in the manner required by the Company from time to time.

8.2                                 Any credit or charge card supplied to the Executive by the Company or any Group Company shall be used solely for expenses incurred by him in the course of the appointment.  On the termination of the appointment, for whatever reason, or at the request in writing of the Company or the relevant Group Company, the Executive shall immediately cease using all such credit and charge cards and shall forthwith return all such credit and charge cards to the Company or the relevant Group Company.

9.                                       PENSION AND OTHER BENEFITS

9.1                                The Company will meet the Executive’s compulsory annual contribution to TEBE or any equivalent state insurance or pension fund provided always that this contribution does not exceed the maximum cap under these schemes for executive directors of €3,000 in 2010 or such cap as shall be in place in each year.

9.2                                Subject to the rules of any applicable scheme (and such costs not being unreasonable) the Company shall bear the cost of membership of up to €4,000 of the Executive and his dependants of a private medical insurance scheme with BUPA or such other reputable medical expenses insurance scheme as the Company shall decide from time to time. The level of insurance cover to be provided shall be determined by the Company from time to time and notified to the Executive.

9.3                                 The Executive shall be protected against loss of life under a policy of insurance to the value of four times his salary and against personal accident under a policy of insurance, with sums insured specified from time to time by the Company.

9.4                                During the appointment the Company shall, so long as the Executive is legally entitled to drive, provide the Executive with a car allowance of €21,000 a year (or such other sum as may be agreed from time to time) paid in equal monthly instalments together with the Executive’s salary.  The Executive will ensure that at all times he has an appropriate car available for use in carrying out his duties under this Agreement.

9.5                                If the Executive uses any car for the business of the Company or any Group Company, upon the production of invoices or receipts or other evidence satisfactory to the Company the Company shall reimburse the Executive in respect of fuel expenses for travel on the business of the Company or any Group Company.

9.6                                If the Executive is convicted of any offence under road traffic legislation he shall forthwith notify the Company and shall supply such information in connection therewith as the Company may request.

9.7                                The entitlement of the Executive to any benefits provided by the Company shall be governed by the regulations from time to time governing any scheme established or administered by the Company under which the Company provides such benefits and those regulations shall be incorporated into this Agreement.

9.8                                The Company reserves the right to discontinue its membership of any such scheme or to change the provider of the scheme or amend its terms after giving notice to the Executive.  The Executive shall have no claim against the Company or any Group Company in respect of any such discontinuance, change of provider or amendment.

9.9                                The provision to the Executive by the Company of permanent health insurance (if any) shall not affect any right of the Company to terminate the Executive’s appointment, and the Company shall not be required to retain the Executive in its employment in order to  maintain his rights under any such insurance.

10.                                 HOLIDAYS

10.1                          The Executive shall be entitled (without loss of remuneration) in addition to bank and public holidays to take 22 Working Days’ holiday in each holiday year.  For these purposes, the holiday year shall start on 1 January each year and run to the next following 31 December.  Holidays shall only be taken at times agreed between the  Board and the Executive.

10.2                          The Executive’s holiday entitlement shall accrue pro rata through each year of the appointment.

10.3                          The Executive may not, without the prior written consent of the Board, carry forward any unused part of his holiday entitlement to a subsequent holiday year and, subject to Clause 10.4, shall not be entitled to payment in lieu of any unused part of his holiday entitlement.

10.4                          On the termination of his appointment, the Executive shall be entitled to payment in lieu of any outstanding holiday entitlement in respect of the holiday year in which such termination occurs and shall repay to the Company any salary received for holiday taken in excess of his actual entitlement in that holiday year.  Any such repayment may be debited from any salary or other moneys due to the Executive.

10.5                          The Company may at its entire discretion during any notice period require the Executive to take any holiday accrued but not taken during the period of his appointment.

11.                                 SHARE DEALINGS

11.1                           The Executive undertakes that whilst he is a director of the Company or any Group Company:

(a)                                  he shall not deal in any securities of the Company or any Group Company unless prior written notice of such proposed dealing has been given to the chairman of the Company (or one or more other directors appointed for this specific purpose) and he has received clearance for such dealing from the chairman (or other director, as appropriate);

(b)                                 he shall not deal in any securities of the Company or any Group Company at any time when he is in possession of inside information in relation to those securities;

(c)                                  he shall use his best endeavours to prevent any dealings in securities of the Company or any Group Company by any person connected with him (within the meaning of the articles of association of the Company) or any investment manager on his behalf or on behalf of any person connected with him at any time when he would himself be prevented from dealing in such securities under this Clause 11;

(d)                                 he shall use his reasonable endeavours to prevent any dealings in securities of the Company or any Group Company by any person connected with him (within the meaning of the articles of association of the Company) or any investment manager on his behalf or on behalf of any person connected with him at any time when he would himself be prevented from dealing in such securities under this Clause 11;

(e)                                  he shall comply with all laws and the terms of the share dealing code adopted by the Company or any Group Company from time to time  relating to dealings in securities of the Company and of any other company or any Group Company with which the Company has any dealings including (without limitation) Part V of the Criminal Justice Act 1993 and the Financial Services (Jersey) Law 1998; and

(f)                                    so long as any securities of the Company or any Group Company are:

(i)    listed on the London Stock Exchange, he shall observe and comply at all times with the Model Code on dealings in such securities issued by the UK Financial Services Authority, as amended from time to time (the “Model Code”); or

(ii)   admitted to trading on the AIM Market operated by the London Stock Exchange, he shall observe and comply at all times with Rule 21 of the AIM Rules.

References in this Clause 11 to “dealing”, “securities” and “inside information” shall have the meanings given to them in the UK Listing Rules issued by the UK Financial Services Authority.

12.                                CONFLICTS OF INTEREST

12.1                          The Executive will not during his employment introduce to any other person, firm, company or organisation business of any kind with which the Company or any Group Company for which he has performed services under this Agreement is able to deal and he will not have any financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company or any Group Company for which he has performed services under this Agreement with any third party without first disclosing such interest or benefit to the Board and obtaining its written approval.

12.2                          The Executive shall not without the written consent of the Company during the continuance of his appointment hereunder (including for the avoidance of doubt during the period of any notice given pursuant to Clause 2.4 and during any Garden Leave Period) directly or indirectly (whether as a shareholder, officer, partner, consultant, employee, agent or principal or in any other capacity) engage or be concerned or interested in any other business of any kind whatsoever other than the business of the Company and any Group Company.

12.3                          Nothing in Clause 12 shall prevent the Executive from being interested in up to 3 per cent in nominal amount of the securities of any class of any company which are listed or dealt in on any Recognised Investment Exchange.  In this Clause 12, references to the Executive being “interested” in securities of a company include all interests which he would be required to notify to that company if he were a director of that company and that company were a company incorporated in England and Wales.

13.                                INVENTIONS

13.1                          In this Clause 13, “Intellectual Property” includes patents, trade marks, designs, copyrights, database rights, confidential information, know-how and rights of like nature arising or subsisting anywhere in the world.

13.2                          If at any time in the course of the appointment the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business for the time being carried on by the Company or any Group Company, the Executive shall immediately communicate full details of such Intellectual Property to the Company and the relevant Group Company and such Intellectual Property shall from its making or discovery be the absolute property of the Company or the relevant Group Company.  At the request and expense of the Company the Executive shall give and supply all such information, data, drawings and assistance as may be required to enable the Company to exploit such Intellectual Property to the best advantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and/or any

Group Company and for vesting the same in the Company or any Group Company.  This Clause 13.2 shall take effect subject to the statutory rights of the Executive.

13.3                           As security for the performance of his obligations under this Clause 13, the Executive irrevocably appoints the Company (acting by any director) as his attorney to sign, execute or do any such instrument or thing in the name of and on behalf of the Executive and generally to use his name for the purpose of giving to the Company and/or Group Company the full benefit of the provisions of this Clause 13 and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Clause 13.3 shall be conclusive evidence that such is the case.

14.                                 RESTRICTIVE COVENANTS

14.1                           In this Clause 14 the following expressions have the following meanings:

“Critical Person” means any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Group Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or any Group Company or knowledge of or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Relevant Group Company;

“Relevant Customer” means any person, firm, company or organisation who or which at any time during the Relevant Period is or was:

(a)                                  negotiating with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services; or

(b)                                 a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or

(c)                                  in the habit of dealing with the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services and in each case with whom or which the Executive was directly concerned or connected or of whom or which the Executive had personal knowledge during the Relevant Period in the course of his employment hereunder;

“Relevant Group Company” means any Group Company (other than the Company) for which the Executive has performed services under this Agreement or for which he has had responsibility at any time during the Relevant Period;

“Relevant Period” means the period of 12 months immediately before the Termination Date;

“Relevant Products or Services” means products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Relevant Group Company within the Relevant Period and with which sale or supply the Executive was directly concerned or connected or of which he had personal knowledge during the Relevant Period in the course of his employment hereunder;

“Termination Date” means the date on which the Executive’s employment under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination;

“Restricted Territory” means England and any other territory where not less than 5% of the annual turnover of the Group for the financial period of the Group ended immediately prior to the Termination Date was generated and in which the Executive worked or to which the Executive was assigned by the Company or any Relevant Group Company at any time during the Relevant Period.

14.2                           The Executive will not without the prior written consent of the Company (such consent not to be unreasonably withheld) directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

(a)                                  within the Restricted Territory for a period of 6 months from the Termination Date be engaged, concerned or interested in, or provide technical, commercial or professional advice to, any other business which:

(i)                                     supplies Relevant Products or Services in competition with the Company or any Relevant Group Company; or

(ii)                                  is or was at any time during the Relevant Period a Relevant Customer of the Company or any Relevant Group Company if such engagement, concern or interest causes or would cause the Relevant Customer to cease or materially to reduce its orders or contracts with the Company or any Relevant Group Company; or

(b)                                 for a period of 6 months from the Termination Date so as to compete with the Company or any Relevant Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so; or

(c)                                  for a period of 6 months from the Termination Date so as to compete with the Company or any Relevant Group Company deal or contract with any Relevant Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour to do so; or

(d)                                 for a period of 6 months from the Termination Date solicit, induce or entice away from the Company or any Relevant Group Company or, in connection with any business in or proposing to be in competition with the Company or any Relevant Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract or employment or engagement by leaving the service of the Company or any Relevant Group Company; or

(e)                                  use in connection with any business any name which includes the name of any Group Company or any colourable imitation of it.

14.3                          Whilst the restrictions in this Clause 14 are regarded by the parties as fair and reasonable, it is hereby declared that each of the restrictions in this Clause 14 is intended to be separate and severable.  If any restriction is held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to in Clause 14.1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

14.4                          The parties agree that the period referred to in sub-clauses 14.2(a), 14.2(b), 14.2(c) and 14.2(d) above will be reduced by one day for every day during which at the Company’s direction and pursuant to Clause 3.2 the Executive has been excluded from the Company’s and/or any Group Company’s premises and/or has not carried out any duties or has carried out duties other than his normal duties.

14.5                          If the Executive breaches any of the provisions in this Clause 14 the Company will be entitled by written notice to the Executive to extend the period during which the provisions of Clause 14 which have been breached apply by an equivalent period to that during which the breach or breaches have continued, such additional period to commence on the date on which the said period would have otherwise expired.  The Executive hereby agrees that if the Company so extends the periods of any such restriction, this will not prejudice the right of the Company to apply to the Courts for injunctive relief in order to compel the Executive to comply with the provisions of Clause 14 and/or damages, as the case may be.

14.6                           For the purposes of Clauses 14 and 15 the Company has entered into this Agreement as agent for and trustee of all Relevant Group Companies.

14.7                           If the Executive applies for or is offered a new employment, appointment or engagement, before entering into any related contract, the Executive will bring the terms of this Clause 14 and 15 to the attention of a third party proposing directly or indirectly to employ, appoint or engage him.

15.                                 CONFIDENTIALITY

15.1                          The Executive acknowledges that in the ordinary course of his employment he will be exposed to information about the Company’s business and the business of Group Companies and that of the Company’s and the Group Companies’ suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any of the Group Companies or to the general public and which if disclosed will be liable to cause significant harm to the Company or such Group Companies.  The Executive has therefore agreed to accept the restrictions in this Clause 15.

15.2                          Without prejudice to Clause 15.3 or 15.4 and subject to Clause 15.3 the Executive will not during the period of his employment with the Company:

(a)                                  sell or seek to sell to anyone information acquired by him in the course of his employment with the Company;

(b)                                 obtain or seek to obtain any financial advantage (direct or indirect) from disclosure of such information.

15.3                           The Executive will not either during his employment or after its termination without limit in time for his own purposes or for any purposes other than those of the Company or any Group Company (for any reason and in any manner) use or divulge or communicate to any person, firm, company or organisation except to those officials of any Group Company whose province it is to know the same any secret or confidential information or information constituting a trade secret acquired or discovered by him in the course of his employment with the Company relating to the private affairs or business of the Company or any Group Company or their suppliers, customers, management or shareholders.

15.4                           The restrictions contained in this Clause do not apply to:

(a)                                  any disclosure authorised by the Board or required in the ordinary and proper course of the Executive’s employment or as required by the order of a court of competent jurisdiction or any appropriate regulatory authority or otherwise required by law; or

(b)                                 any information which the executive can demonstrate was known to the Executive prior to the commencement of the Executive’s employment by the Company or a Group Company or is in the public domain otherwise than as a result of a breach by him of this Clause; or

(c)                                  in relation to periods after termination of the Executive’s employment only, any information disclosed to the Executive by a third party who is not bound by any duty of confidence to the Company or any Group Company.

15.5                          On termination of his employment for any reason (or earlier if requested) the Executive will immediately deliver up to the Company all property (including but not limited to documents and software, credit cards, keys and security passes) belonging to it or any Group Company in the Executive’s possession or under his control.  Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information.  The Executive’s obligations under this Clause includes the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software.

15.6                          The provisions of this Clause 15 are without prejudice to the duties and obligations of the Executive to be implied into this Agreement at common law and any other duties or obligations to which the Executive is subject pursuant to any other agreement with the Company or any third parties.  In addition to the restrictions in Clause 14 and this Clause 15 the Executive hereby agrees that at the request and expense of the Company he will enter into a direct agreement or undertaking with any Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in Clause 14 and this Clause 15 (or such of them as may be appropriate in the circumstances) in relation to such information and such area and for such period as such Group Company may reasonably require for the protection of its legitimate interests.

16.                                DISCIPLINARY AND GRIEVANCE PROCEDURES

16.1                          The Executive is subject to the Company’s disciplinary and grievance procedures as laid down by the Company from time to time for employees generally.  A copy of the current rules and procedures can be obtained from the Company.  These procedures do not have contractual status.

16.2                           If the Executive wishes to appeal against a disciplinary decision he may apply in writing to the Chairman of the Board in accordance with the Company’s disciplinary procedure.

16.3                           If the Executive wishes to raise a grievance, he may apply in writing to the Chairman of the Board in accordance with the Company’s grievance procedure.

17.                                 TERMINATION

17.1                           The appointment may be terminated by either party by notice in writing given in accordance with Clause 2.4.

17.2                           The appointment shall terminate automatically at the end of the month in which the Executive reaches his 65th birthday.

17.3                           The appointment may be terminated by the Company in accordance with Clause 17.4.

17.4                           In addition to any other right of the Company to terminate the appointment, the Company may, without prejudice to any remedy which it may have against the Executive for breach or non-performance of any of the provisions of this Agreement, at any time terminate the appointment by summary notice in writing and without any payment in lieu of notice if the Executive:

(a)                                  becomes prohibited by law from being a director;

(b)                                 commits any serious breach or repeats or continues (after written warning) any breach of any of the terms of this Agreement or is guilty of any serious neglect in the discharge of his duties under this Agreement;

(c)                                  is guilty (whether or not in the course of his employment) of gross misconduct or other conduct which in the reasonable opinion of the Board tends to or is likely to bring the Executive or the Company or any Group Company into disrepute or otherwise to affect prejudicially the interests of the Company or any Group Company;

(d)                                 becomes bankrupt or enters into or make any arrangement or composition with or for the benefit of his creditors generally;

(e)                                  is of unsound mind or becomes a patient for the purpose of any statute relating to mental health;

(f)                                    is convicted of any criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a penalty other than imprisonment is imposed);

(g)                                 commits, or is reasonably believed by the Board to have committed, any act of dishonesty whether relating to the Company, any Group Company, other employees or otherwise;

(h)                                 fails to maintain a satisfactory standard of conduct or performance within a reasonable time of receiving written warning from the Board relating to his conduct and/or performance; or

(i)                                     without the prior consent of the Board, resigns from being a director of the Company or any Group Company or fails to stand for re-election following retirement by rotation under the Company’s articles of association.

17.5                           The Company may suspend the Executive on full pay at any time for up to 8 weeks if the Board wishes to consider whether an event specified under Clause 17.4 has taken place, or for the purpose of investigating any complaint against the Executive.

17.6                           Without limiting the operation of Clauses 8.2 and 15.5, on termination of the appointment, for whatever reason, (or, if earlier, the date of commencement of any Garden Leave Period) the Executive shall immediately deliver to the Company all property of the Company or any Group Company which may then be in the Executive’s possession or under his control.

18.                                 SICKNESS AND INCAPACITY

18.1                           If the Executive cannot because of illness or accident or other incapacity perform his duties under this Agreement, he shall as soon as possible (and in any event on the first Working Day after commencement of the incapacity) notify or ensure that the Company is notified of the fact and nature of the incapacity.  For so long as the incapacity continues the Executive shall keep the Company informed of the reason for his continued absence and its expected duration and shall produce medical certificates to the Company as often as the Company reasonably requires.

18.2                           If and whenever reasonably requested by the Company the Executive shall, at the Company’s expense, undergo a medical examination by a doctor nominated by the Company and the Executive authorises the Company to have unconditional access to any report produced as a result of any such examination.

18.3                           The Company shall continue to pay the Executive’s salary during any period of incapacity for a maximum of 120 days in aggregate in any period of 12 consecutive calendar months, such payment shall be inclusive of the amount of any statutory sick pay or other state sickness benefit paid or payable to him and the amount of any benefit payable under any disability or permanent health insurance scheme maintained by the Company for the benefit of the Executive (which amounts shall be deducted from the Executive’s salary hereunder).

18.4                           If the incapacity continues for not less than 120 Working Days in aggregate in any period of 12 consecutive calendar months then the Company may by notice in writing given to the Executive at any time during the continuance of the incapacity:

(a)                                  discontinue payment in whole or in part of the Executive’s salary, contractual benefits and other entitlements under this Agreement on and from such date as may be specified in the notice until the incapacity shall cease; or

(b)                                 (whether or not payment of the Executive’s salary has been discontinued under Clause 18.4(a)) terminate the appointment with immediate effect.

18.5                           If the Executive’s absence has been or appears to have been occasioned by the actionable negligence of a third party in respect of which damages are or may be recoverable, all sums paid by the Company to the Executive under this Agreement shall constitute loans to the Executive.  The Executive shall forthwith notify the Company of the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection therewith and shall give to the Company all such particulars of such matters as the Company may reasonably require.  The Executive shall, if the Company shall so require, refund to the Company such sum as the Company shall determine, not exceeding the smaller of:

(a)                                  the amount of damages recovered by him under such compromise settlement or judgment; and

(b)                                 the amounts advanced to him in respect of the period of the incapacity.

19.                                 TERMINATION BY RECONSTRUCTION

If the Company wishes to terminate the appointment or the appointment is terminated in anticipation of or by reason of an internal or external reorganisation, reconstruction or amalgamation of the Group (whether or not involving the winding up of the Company or any Group Company) and the Executive is offered employment with any company resulting from the reorganisation, reconstruction or amalgamation, on terms no less favourable than the terms of this Agreement, the Executive shall have no claim against the Company or any Group Company in respect of or in connection with the termination of the appointment.

20.                                 MISCELLANEOUS

20.1                           This Agreement shall operate from the Commencement Date in substitution for any terms of service previously in force (whether written or oral) between the Executive and the Company or any Group Company but without prejudice to any rights or obligations of either party which may have accrued prior to that date.  Any remuneration paid or payable to the Executive under any terms of service previously in force for any period subsequent to the Commencement Date shall be set off against any amounts which would otherwise be payable to the Executive under this Agreement in respect of the same period.

20.2                           The Executive shall if so requested by the Company enter into a separate agreement or undertaking directly with any other Group Company in terms of any agreement or undertaking by the Executive in this Agreement relating to the Company or any other Group Company.

20.3                           Any Group Company may enforce the terms of this Agreement pursuant to the UK Contracts (Rights of Third Parties) Act 1999.  No other person who is not a party to this Agreement shall have any right under that Act to enforce any term of this Agreement but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.  The Executive and the Company may rescind or vary this Agreement without the consent of any Group Company.

20.4                           This Agreement (together with any other documents referred to in it) contains the entire agreement of the parties in relation to the matters contemplated under this agreement.  This Agreement may only be varied by an agreement in writing signed by each of the parties.

20.5                           No collective agreement affects the terms of this employment.

21.                                 DEDUCTIONS

The Executive authorises the Company to deduct from his salary (including accrued holiday pay) any sums which he may owe to the Company or any Group Company including, without limitation, any credit card charges not incurred in connection with the discharge of the Executive’s duties under this Agreement, overpayments made by the Company or any Group Company or advances or loans made to the Executive by the Company or any Group Company (but subject to the agreed terms on which such advances or loans were made).

22.                                 DATA PROTECTION

For the purposes of the Data Protection (Jersey) Law 2005 the Executive consents to processing of all or any personal data (in manual, electronic or any form) relevant to his employment, by the Company and or any Group Company and/or any agent or third party nominated by the Company and bound by a duty of confidentiality.  Processing includes but is not limited to obtaining, recording, listing and holding data and includes the transfer of data to any country either inside or outside the EEA.

23.                                 CONTINUING PROVISIONS

The expiry or termination of the appointment (however arising and notwithstanding that the termination may be held to be illegal or improper) shall not terminate any of the provisions of this Agreement which expressly or impliedly operate or have effect after expiry or termination of the appointment.

24.                                 NOTICES

Notices by either party may be given by letter or facsimile transmission (“fax”) addressed to the other party at, in the case of the Company, its registered office for the time being and, in the case of the Executive, his last known address and any such notice sent by post or fax shall be deemed to have been given at the time at which the letter or fax would be delivered in the ordinary course of post or transmission, as the case may be.

25.                                 WAIVER

25.1                           No waiver of any breach or default under this Agreement or any of its terms shall be effective unless such waiver is in writing and has been signed by the party against which it is asserted.

25.2                           No delay by either party in exercising, or failure to exercise, any right, power or remedy under or by virtue of this Agreement shall constitute a waiver of the right, power or remedy or a waiver of any other right, power or remedy and no single or partial exercise of any right, power or remedy under or by virtue of this Agreement shall prevent any further exercise of the right, power or remedy or the exercise of any other right, power or remedy.

25.3                           The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any rights, powers or remedies provided by law.

26.                                 INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of the Agreement nor the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

27.                                 GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with English law.  Each of the parties submits to the non-exclusive jurisdiction of the courts of England.

28.                                 PREVIOUS AGREEMENTS

The present agreement supersedes any other oral or written agreements between the Company and the Executive.

IN WITNESS whereof this Agreement has been duly executed as a deed and is intended to be and is delivered on the date first above written.

SIGNED AND DELIVERED AS A DEED

by VELTI PLC

acting by:

Signature of Director

Print name of Director

in the presence of:

Witness
Signature

Name

Address

Occupation

SIGNED AND DELIVERED AS A DEED
By

in the presence of:

Witness
Signature

Name

Address

Occupation